Exhibit 99.1

For Immediate Release

Contacts:

Brad Holmes, Investor Relations (713) 654-4009 or

Thomas Cooke, CEO (713) 458-1560

Website:

www.saratogaresources.net

Saratoga Resources, Inc. Appoints J.W. “Bill” Rhea as Independent Director

HOUSTON, TX and NEW ORLEANS, LA – (Business Wire) – March 14, 2011 – Saratoga Resources, Inc. (OTCQB:SROE.PK, the “Company”) today announced the appointment of J.W. “Bill” Rhea as an independent member of the Company’s board of directors and as a member of the Audit and Compensation Committees.

Mr. Rhea has over 30 years of domestic and international business, financial and petroleum engineering experience in all phases of the upstream oil and gas industry.  Since 2009, Mr. Rhea has provided petroleum exploration consulting services through J.W. Rhea & Associates.  From 2006 to 2009, Mr. Rhea served as President, Chief Executive Officer and a Director of Gulf Energy Exploration Corp., a privately held oil and gas exploration and production company with principal operations in the Transition Zone offshore Texas.  Prior to his appointment as a director, since 2007, Mr. Rhea served as an advisory director of the Company.

Thomas Cooke, Chairman and CEO of the Company stated, “We are pleased to have Bill join our board of directors.  Bill is well respected in the industry and brings a wealth of diverse experience to our board.  For some time, we have targeted the appointment of an additional independent board member with both strong industry credentials and financial experience to facilitate our board functions and our planned move to a national exchange. We are confident that Bill will be a strong asset on our board.”

About Saratoga Resources

Saratoga Resources, Inc. is an independent exploration and production company with offices in Houston, Texas and Covington, Louisiana. Principal holdings cover 33,869 gross (31,125 net) acres, mostly held-by-production, located in the transitional coastline and protected in-bay environment on parish and state leases of south Louisiana. Saratoga's stock currently trades on the OTCQB under the symbol "SROE.PK".

Forward-looking Statements

This press release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding our ability to list on a national stock exchange and the timing of the same. Words such as "expects”, "anticipates", "intends", "plans", "believes", "assumes", "seeks", "estimates", "should", and variations of these words and similar expressions, are intended to identify these forward-looking statements. While we believe these statements are accurate, forward-looking statements are inherently uncertain and we cannot assure you that these expectations will occur and our actual results may be significantly different. These statements by the Company and its management are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Important factors that could cause actual results to differ from those in the forward-looking statements include the factors described in the "Risk Factors" section of the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise.

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